DISTRIBUTION AGREEMENT

July 8, 2016

Raymond James & Associates, Inc.
880 Carillon Parkway
St. Petersburg, FL 33716

Ladies and Gentlemen:

Energy Spectrum Partners VI LP, a Delaware limited partnership (the "Selling Stockholder"), confirms its agreement with Raymond James & Associates, Inc., as agent ("you" or "Raymond James"), with respect to the sale from time to time by the Selling Stockholder, in the manner and subject to the terms and conditions described in this Agreement, of up to an aggregate of 5,353,915 (the "Maximum Number of Common Units") of common units representing limited partner interests (the "Common Units") of American Midstream Partners, LP, a Delaware limited partnership (the "Partnership"). The Common Units are described in the Registration Statement referred to below.

The Partnership has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-3 (File No. 333-201434) (the "registration statement"), which became effective on January 26, 2015, for the registration of at least the Maximum Number of Common Units, under the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder (collectively, the "Act"), which sets forth the plan of distribution of the Common Units and additional information concerning the Partnership and its business and the Selling Stockholder. Except where the context otherwise requires, "Registration Statement," as used herein, means the registration statement, as amended at the time of such registration statement's effectiveness for purposes of Section 11 of the Act, as such section applies to Raymond James, including (1) all documents filed as a part thereof or incorporated or deemed to be incorporated by reference therein, (2) any information contained or incorporated by reference in a prospectus filed with the Commission pursuant to Rule 424(b) under the Act, to the extent such information is deemed, pursuant to Rule 430B or Rule 430C under the Act, to be part of the registration statement at the effective time, and (3) any registration statement filed to register the offer and sale of Common Units pursuant to Rule 462(b) under the Act.

Except where the context otherwise requires, "Prospectus" means the prospectus filed as part of the Registration Statement, together with any amendments or supplements thereto as of the date of this Agreement. Any reference herein to the Registration Statement or the Prospectus shall be deemed to refer to and include the documents incorporated by reference, or deemed to be incorporated by reference, therein (the "Incorporated Documents"), including, unless the context otherwise requires, the documents, if any, filed as exhibits to such Incorporated Documents. Any reference herein to the terms "amend," "amendment" or "supplement" with respect to the Registration Statement or the Prospectus shall be deemed to refer to and include the filing of any document under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (collectively, the "Exchange Act") on or after the initial effective date

of the Registration Statement or the date of the Prospectus and deemed to be incorporated therein by reference.

The Selling Stockholder and Raymond James agree as follows:

1. Sale and Purchase.

(a) Subject to the terms and conditions set forth in this Agreement, the Selling Stockholder appoints Raymond James to act as agent in connection with any offer and sale of Common Units made pursuant to this Agreement. Raymond James will use its commercially reasonable efforts to sell such Common Units in accordance with the terms and conditions hereof. The Selling Stockholder shall be obligated to sell through Raymond James, and Raymond James shall be obligated to use commercially reasonable efforts, as provided herein, to place Common Units sold by the Selling Stockholder only in accordance with the terms and conditions set forth in this Agreement. As used in this Agreement, (i) the "Term" shall be the period commencing on the date hereof and ending on the earliest of (x) July 8, 2017, (y) the date on which the Maximum Number of Common Units have been issued and sold pursuant to this Agreement, and (z) the termination of this Agreement pursuant to Sections 8 or 9 below (the "Termination Date"), (ii) an "Exchange Business Day" means any day during the Term that is a trading day for the Exchange (as defined below) other than a day on which trading on the Exchange is scheduled to close prior to its regular weekday closing time, and (iii) "Exchange" means the New York Stock Exchange ("NYSE").

(b) Raymond James will confirm in writing to the Selling Stockholder the number of Common Units sold on any Exchange Business Day and the related Agency Transaction Gross Sales Price and Net Sales Price (as each of such terms is defined in Section 3(b) below) no later than the opening of trading on the immediately following Exchange Business Day.

(c) Raymond James hereby covenants and agrees not to make any sales of the Common Units on behalf of the Selling Stockholder, pursuant to this Agreement, other than (A) by means of ordinary brokers' transactions between members of the Exchange that qualify for delivery of a Prospectus to the Exchange in accordance with Rule 153 under the Act; and (B) such other sales of the Common Units on behalf of the Selling Stockholder in its capacity as agent of the Selling Stockholder as shall be agreed by the Selling Stockholder and Raymond James in writing. The Selling Stockholder acknowledges and agrees that in the event a sale of the Common Units on behalf of the Selling Stockholder would constitute the sale of a "block" under Rule 10b-18(a)(5) under the Exchange Act or a "distribution" within the meaning of Rule 100 of Regulation M under the Exchange Act ("Regulation M") or Raymond James reasonably believes it may be deemed an "underwriter" under the Act, the Selling Stockholder will provide to Raymond James, at Raymond James's request and upon reasonable advance notice to the Selling Stockholder, on or prior to any Closing Date (as defined in Section 3(c) below), such documents and information as Raymond James shall reasonably request.

(d) Raymond James shall make commercially reasonable efforts to assist the Selling Stockholder in obtaining performance by each purchaser whose offer to purchase Common Units has been solicited by Raymond James and accepted by the Selling Stockholder. If the Selling Stockholder shall default on its obligation to deliver Common Units to a purchaser whose offer it has accepted, the Selling Stockholder shall: (i) hold Raymond James harmless against any loss, claim or damage arising from or as a result of such default by the Selling Stockholder; and (ii) notwithstanding such default, pay to Raymond James any fee to which it would otherwise be entitled in connection with such sale.

(e) The Selling Stockholder shall be obligated to reimburse Raymond James for all fees, expenses and disbursements of its counsel; *provided, that*, any reimbursement of fees, expenses and disbursements of counsel in excess of $30,000 shall require prior written consent from the Selling Stockholder.

2. Purchases as Principal.

(a) Any purchase of Common Units to be made by Raymond James pursuant to this Agreement shall be expressly agreed on by the Selling Stockholder and Raymond James pursuant to a Transaction Notice (as defined below).

(b) The Selling Stockholder shall sell to Raymond James, and Raymond James agrees to purchase from the Selling Stockholder, the number of Common Units determined in the manner and on the terms set forth below and evidenced in the applicable Transaction Notice. Raymond James intends to resell Common Units in transactions constituting an "at-the-market offering" or in such other manner as may be provided in the Prospectus and agreed in the applicable Transaction Notice, and may engage in sales of Common Units, on the Purchase Date (as defined below) for any Common Units deliverable pursuant to a Transaction Notice.

(c) Neither the Selling Stockholder nor Raymond James shall have any obligation to enter into a Transaction Notice. The Selling Stockholder shall be obligated to sell Common Units to Raymond James, and Raymond James shall be obligated to purchase Common Units from the Selling Stockholder only if and when a Transaction Notice has been agreed to and accepted by Raymond James and the Selling Stockholder as provided in Section 3 below, and upon the terms and subject to the conditions set forth herein and in the applicable Transaction Notice.

3. Transaction Notices.

(a) The Selling Stockholder may, from time to time during the Term, propose to Raymond James that they enter into a transaction pursuant to this Agreement (a "Transaction") to be executed on one or more specified Exchange Business Days. If Raymond James agrees to the terms of such proposed Transaction or if the Selling Stockholder and Raymond James mutually agree to modified terms for such proposed Transaction, then Raymond James shall promptly send to the

Selling Stockholder a notice, substantially in the form of Exhibit A hereto (each, a "Transaction Notice"), confirming the agreed terms of such proposed Transaction. If the Selling Stockholder wishes such proposed Transaction to become a binding agreement between it and Raymond James, the Selling Stockholder shall promptly indicate its acceptance thereof by countersigning and returning such Transaction Notice to Raymond James or by sending a written notice to Raymond James (by any means permissible under Section 10 below) indicating its acceptance. The terms reflected in a Transaction Notice shall become binding on Raymond James and the Selling Stockholder only if accepted by the Selling Stockholder no later than the times specified in Section 3(b) below. Each Transaction Notice shall specify, among other things:

(i) the Exchange Business Day(s) on which the Common Units subject to such Transaction are intended to be sold (each such date, a "Purchase Date");

(ii) the number of Common Units that the Selling Stockholder intends to sell (the "Specified Number of Common Units") on such Purchase Date(s); and

(iii) the lowest price (if any) at which the Selling Stockholder shall be obligated to sell Common Units in such Transaction (a "Floor Price").

A Transaction Notice shall not set forth a Specified Number of Common Units that, when added to the aggregate number of Common Units previously purchased and to be purchased pursuant to pending Transaction Notices (if any) hereunder, results in a total that exceeds the Maximum Number of Common Units. The Selling Stockholder shall have responsibility for maintaining records with respect to the aggregate dollar amount of Common Units sold. There shall be no more than one Transaction Notice and one related Transaction with respect to any Purchase Date. A Transaction Notice conforming to the foregoing requirements, once accepted by the Selling Stockholder, shall be irrevocable.

(b) The price per Common Unit to be paid by Raymond James to the Selling Stockholder for the purchase of any such Common Units pursuant to this Agreement shall be based on the closing price of the Common Units and shall be agreed between Raymond James and the Selling Stockholder and set out in the applicable Transaction Notice and set forth on such Transaction Notice as a net sales price, reflecting Raymond James' commission (the "Net Sales Price"). Raymond James's commission shall be 2.0% of the actual sales price of the Common Units (the "Agency Transaction Gross Sales Price").

(c) Payment of the Net Sales Price for Common Units sold by the Selling Stockholder on any Purchase Date pursuant to a Transaction Notice shall be made to the Selling Stockholder by federal funds wire transfer against delivery of such Common Units to: (x) the accounts specified in writing by Raymond James for sales made by Raymond James acting as agent or (y) Raymond James through the facilities of the Depository Trust Company for purchase from the Selling Stockholder by

Raymond James acting as principal. Such payment and delivery shall be made at or about 10:00 a.m., local time in New York, New York, on the third Exchange Business Day (or such other day as may, from time to time, become standard industry practice for settlement of such a securities issuance) following each Purchase Date (the "Closing Date").

(d) If, as provided in the related Transaction Notice, a Floor Price has been agreed to by the parties with respect to a Transaction, and Raymond James thereafter determines and notifies the Selling Stockholder that the Gross Sales Price for such Transaction would not be at least equal to such Floor Price, then the Selling Stockholder shall not be obligated to issue and sell to or through Raymond James, and Raymond James shall not be obligated to purchase or place, the Specified Number of Common Units for such Transaction, except that Raymond James may, at its option, elect to have the Gross Sales Price for such Transaction equal such Floor Price in which case the parties shall be obligated to consummate such Transaction on that basis.

4. Representations and Warranties of the Selling Stockholder. The Selling Stockholder represents and warrants to Raymond James that, on and as of (i) the date hereof, (ii) each date on which the Selling Stockholder accepts a Transaction Notice, (iii) each Purchase Date and (iv) each Closing Date:

(a) The Selling Stockholder has full power and authority to enter into this Agreement. All authorizations and consents necessary for the execution and delivery by the Selling Stockholder of this Agreement have been given. This Agreement has been duly authorized, executed and delivered by or on behalf of the Selling Stockholder and constitutes a valid and binding agreement of the Selling Stockholder and is enforceable against the Selling Stockholder in accordance with the terms thereof and hereof.

(b) The Selling Stockholder now has, and immediately prior to the Closing Time will have, (i) a valid "security entitlement" (within the meaning of Section 8-501 of the New York Uniform Commercial Code (the "New York UCC")) in respect of the Common Units to be sold by the Selling Stockholder hereunder, in each case free and clear of all liens, encumbrances and claims whatsoever and (ii) full legal power and authority to enter into this Agreement and to sell, transfer and deliver a security entitlement in respect of such Common Units to Raymond James and to make the representations, warranties and agreements made by the Selling Stockholder herein. Upon (i) payment for the Common Units to be sold by the Selling Stockholder pursuant to this Agreement and (ii) delivery of such Common Units in accordance with this Agreement as directed by Raymond James, Raymond James will acquire a valid "security entitlement" (within the meaning of Section 8-501 of the New York UCC) with respect to such Common Units and no action based on an "adverse claim" (as defined in Section 8-102 of the New York UCC) may be asserted against Raymond James with respect to such security entitlement.

(c) The performance of this Agreement by the Selling Stockholder and the consummation by the Selling Stockholder of the transactions contemplated herein and therein will not conflict with, or result in any breach of, or constitute a default under (nor constitute any event which with notice, lapse of time, or both would constitute a breach of, or default under), (i) any provision of the certificate or articles of incorporation, other charter or similar constitutive documents, or the bylaws of the Selling Stockholder, or (ii) any provision of any license, indenture, mortgage, deed of trust, loan or credit agreement or other agreement or instrument to which the Selling Stockholder is a party or by which it or its properties may be bound or affected, or (iii) under any federal, state, local or foreign law, regulation or rule or any decree, judgment or order applicable to the Selling Stockholder; or result in the creation or imposition of any lien, charge, claim or encumbrance upon any property or asset of the Selling Stockholder.

(d) No approval, authorization, consent or order of or filing with any federal, state, local or foreign governmental or regulatory commission, board, body, authority or agency having jurisdiction over the Selling Stockholder or any of its properties is required in connection with the Selling Stockholder's execution, delivery and performance of this Agreement, its consummation of the transactions contemplated herein and its sale and delivery of the Common Units.

(e) The Selling Stockholder is not prompted to sell Common Units by any material information concerning the Partnership or its subsidiaries which is not set forth in the Registration Statement and the Prospectus.

(f) The Selling Stockholder has not distributed and will not distribute any free writing prospectus, preliminary prospectus or any other offering material in connection with the offering and sale of the Common Units, except for any such distribution to which Raymond James has consented in advance; and the Selling Stockholder has not taken, directly or indirectly, any action intended, or which would reasonably be expected, to cause or result in, under the Act or otherwise, or which has constituted, stabilization or manipulation of the price of any security of the Partnership to facilitate the sale or resale of the Common Units.

(g) The Selling Stockholder has not relied upon Raymond James or legal counsel for Raymond James for any legal, tax or accounting advice in connection with any offering and sale of the Common Units.

(h) Neither the Selling Stockholder nor any of its subsidiaries, nor any director, officer or employee of the Selling Stockholder or any of its subsidiaries nor, to the knowledge of the Selling Stockholder, any agent, affiliate or other person associated with or acting on behalf of the Selling Stockholder or any of its subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any foreign or domestic government official or employee, including of any government-owned or controlled entity or of

a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offence under the Bribery Act 2010 of the United Kingdom, or any other applicable anti-bribery or anti-corruption law; (iv) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit; or (v) or is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department ("OFAC"), and will not directly or indirectly use the proceeds of this offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, or any joint venture partner or other person or entity, for the purpose of financing the activities of or business with any person, or in any country or territory, that currently is the subject to any U.S. sanctions administered by OFAC or in any other manner that will result in a violation by any person (including any person participating in the transaction whether as underwriter, advisor, investor or otherwise) of U.S. sanctions administered by OFAC. The Selling Stockholder and its subsidiaries have instituted, maintain and enforce, and will continue to maintain and enforce policies and procedures designed to promote and ensure compliance with all applicable anti-bribery and anti-corruption laws.

(i) The operations of the Selling Stockholder and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions where the Selling Stockholder or any of its subsidiaries conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the "Anti-Money Laundering Laws"), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Selling Stockholder or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Selling Stockholder, threatened.

(j) The Selling Stockholder does not have any preemptive right, co-sale right or right of first refusal or other similar right to purchase any of the Common Units that are to be sold by the Selling Stockholder pursuant to this Agreement; and the Selling Stockholder does not own any warrants, options or similar rights to acquire, and does not have any right or arrangement to acquire, any capital stock, right, warrants, options or other securities from the Partnership.

(k) The Selling Stockholder is not a member of or an affiliate of or associated with any member of FINRA.

(l) The Selling Stockholder is not an "affiliate" (as defined in Rule 405 promulgated under the Act) of the Partnership.

5. Execution of Agreement. Raymond James's obligation to execute this Agreement shall be subject to receiving a favorable opinion from Jackson Walker LLP, counsel to the Selling Stockholder, in a form reasonably satisfactory to Raymond James and its counsel in connection with and on the intended date of the execution of this Agreement.

6. Covenants of the Selling Stockholder. The Selling Stockholder covenants and agrees with Raymond James that each acceptance of a Transaction Notice by the Selling Stockholder shall be deemed to be an affirmation that the representations and warranties of the Selling Stockholder herein contained are true and correct at the time of such acceptance, and an undertaking that such representations and warranties will be true and correct on any Closing Date and at the time of delivery to Raymond James of Common Units pursuant to the Transaction Notice, as though made at and as of each such time.

7. Conditions of Raymond James's Obligation to Purchase Common Units. Raymond James's obligation to, as the case may be, solicit purchases on an agency basis for, or purchase, the Common Units pursuant to a Transaction Notice that has been accepted by the Selling Stockholder shall be subject to the satisfaction of the following conditions at the time of acceptance of the Transaction Notice, the time of the commencement of trading on the Exchange on the Purchase Date and at the time of closing on the Closing Date:

(a) The representations and warranties of the Selling Stockholder contained in this Agreement shall be true and correct in all respects.

(b) The Selling Stockholder shall each have performed and observed its obligations hereunder in all material respects.

(c) From the date of delivery of the Transaction Notice until the Closing Date, trading in the Common Units on the Exchange shall not have been suspended.

(d) Subsequent to the execution and delivery of this Agreement: (i) no downgrading shall have occurred in the rating accorded any securities of or guaranteed by the Partnership or any of its subsidiaries by any "nationally recognized statistical rating organization", as such term is defined by the Commission for purposes of Rule 436(g)(2) under the Act; and (ii) no such organization shall have publicly announced that it has under surveillance or review, or has changed its outlook with respect to, its rating of any securities of or guaranteed by the Partnership or any of its subsidiaries (other than an announcement with positive implications of a possible upgrading).

(e) No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority that would, as of the Closing Date, prevent the sale of the Common Units; and no injunction or order of any federal, state or foreign court shall have been issued that would, as of the Closing Date, prevent the sale of the Common Units.

(f) The Registration Statement shall remain effective under the Act.

(g) No amendment or supplement to the Registration Statement or the Prospectus shall have been filed to which Raymond James shall have objected in writing.

(h) On or prior to the Closing Date, the Selling Stockholder shall have furnished to Raymond James such certificates and documents as Raymond James may reasonably request.

8. Termination by Raymond James. This Agreement and the obligations of Raymond James hereunder may be terminated, in the sole and absolute discretion of Raymond James, if at any time: (i) any of the conditions specified in Section 7 above shall not have been fulfilled when and as required by this Agreement to be fulfilled; or (ii) there has been since the respective dates as of which information is given in the Registration Statement, any material adverse change, or any development that is reasonably expected to cause a material adverse change, in or affecting the assets, operations, business or condition (financial or otherwise) of the Partnership, whether or not arising in the ordinary course of business; or (iii) there has since the date hereof occurred an outbreak or escalation of hostilities, any change in the financial markets or any other national or international calamity or crisis the effect of which, in the judgment of Raymond James, is material and adverse and makes it impracticable or inadvisable to market or deliver the Common Units or enforce contracts for the sale of the Common Units; or (iv) trading in any securities of the Partnership has been suspended by the Commission or by the Exchange or if trading generally on the Exchange has been suspended (including automatic halt in trading pursuant to market-decline triggers other than those in which solely program trading is temporarily halted), or limitations on prices for trading (other than limitations on hours or numbers of days of trading) have been fixed, or maximum ranges for prices for securities have been required, by such Exchange or FINRA or by order of the Commission or any other governmental authority; or (v) any federal or state statute, regulation, rule or order of any court or other governmental authority has been enacted, published, decreed or otherwise promulgated which in the reasonable opinion of Raymond James has, or will have, a material adverse effect on the Partnership; or (vi) any action has been taken by any federal, state or local government or agency in respect of its monetary or fiscal affairs which in the reasonable opinion of Raymond James has a material and adverse effect on the securities markets in the United States; or (vii) a general moratorium on commercial banking activities has been declared by federal or New York authorities.

If Raymond James elects to terminate this Agreement as provided in this Section 8, Raymond James shall promptly notify the Selling Stockholder of such termination by telephone, promptly confirmed by facsimile or email stating in reasonable detail the basis therefore. If a Transaction Notice is pending at the time of termination, Raymond James may declare such Transaction Notice void or may require the Selling Stockholder to complete the sale of Common Units as specified in the Transaction Notice, at Raymond James's sole discretion (to the extent doing so is permitted under applicable law and regulation).

Raymond James may terminate this Agreement for any reason upon giving 30 days' prior notice to the Selling Stockholder. Any such termination shall be without liability of any party to any other party.

9. Termination by Selling Stockholder. The Selling Stockholder may terminate this Agreement for any reason upon giving 30 days' prior notice to Raymond James. Any such termination shall be without liability of any party to any other party.

10. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted and confirmed by any standard form of communication, and if to Raymond James, shall be sufficient in all respects if delivered to Raymond James & Associates, Inc., 880 Carillon Parkway, St. Petersburg, Florida 33716, Attn: John Critchlow, Fax No. (727) 567-8274, and with copy for informational purposes to Morrison & Foerster LLP, 250 West 55th Street, New York, New York 10019, Attn: Anna T. Pinedo, Esq., Fax No. (212) 468-7900; and if to the Selling Stockholder, shall be sufficient in all respects if delivered or sent to the Selling Stockholder at the offices of the Selling Stockholder at Energy Spectrum Partners VI LP, 5956 Sherry Lane, Suite 900, Dallas Texas, 75225 Attn: James P. Benson and Chandler Phillips, Fax No. (214) 987-6110.

Notwithstanding the foregoing, Transaction Notices shall be delivered to the Selling Stockholder by facsimile or "pdf." email format as follows:

To the Selling Stockholder:
Facsimile: 214-987-6110
Email: jim.benson@energyspectrum.com; chandler.phillips@energyspectrum.com
Attn: James P. Benson and Chandler Phillips
Tel. Confirm: 214-987-6103; 214-987-6106

To Raymond James of the Acceptance of Transaction Notice:
Facsimile: (727) 567-8773
Email: jeff.fordham@raymondjames.com; rachel.jallick@raymondjames.com
Attn: Jeff Fordham and Rachel Jallick
Tel. Confirm: (727) 567-2559; (727) 567-2435

11. No Fiduciary Relationship. The Selling Stockholder acknowledges and agrees that Raymond James is acting solely in the capacity of an arm's length contractual counterparty to the Selling Stockholder with respect to the offering of Common Units contemplated hereby (including in connection with determining the terms of the offering) and not as a financial advisor or a fiduciary to, or an agent of, the Selling Stockholder or any other person. Additionally, Raymond James is not advising the Selling Stockholder or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Selling Stockholder shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and Raymond James shall have no responsibility or liability to the Selling Stockholder with respect thereto. Any review by Raymond James of the Selling Stockholder, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of Raymond James and shall not be on behalf of the Selling Stockholder.

12. Adjustments for Stock Splits. The parties acknowledge and agree that all share related numbers contained in this Agreement and any Transaction Notice shall be adjusted to take into account any stock split effected with respect to the Common Units.

13. Raymond James as Market Maker. Raymond James and one or more of its affiliates may make markets in the Common Units or other securities of the Partnership, in connection with which they may buy and sell, as agent or principal, for long or short account, Common Units or other securities of the Partnership, at the same time that Raymond James is acting as agent pursuant to this Agreement; provided that Raymond James acknowledges and agrees that any such transactions are not being, and shall not be deemed to have been, undertaken at the request or direction of, or for the account of, the Selling Stockholder, and that the Selling Stockholder has and shall have no control over any decision by Raymond James and its affiliates to enter into any such transactions.

14. Governing Law; Construction. This Agreement and any claim, counterclaim or dispute of any kind or nature whatsoever arising out of or in any way relating to this Agreement ("Claim"), directly or indirectly, shall be governed by, and construed in accordance with, the laws of the State of New York, other than rules governing choice of applicable law. The section headings in this Agreement have been inserted as a matter of convenience of reference and are not a part of this Agreement.

15. Submission to Jurisdiction. Except as set forth below, no Claim may be commenced, prosecuted or continued in any court other than the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York, which courts shall have nonexclusive jurisdiction over the adjudication of such matters, and the Selling Stockholder consents to the jurisdiction of such courts and personal service with respect thereto. Each of Raymond James and the Selling Stockholder, on its behalf and, to the extent permitted by applicable law, on behalf of its stockholders and affiliates, waives any right it may have to trial by jury in any action, proceeding or counterclaim, whether based upon contract, tort or otherwise, in any way arising out of or relating to this Agreement. Each of Raymond James and the Selling Stockholder agrees that a final judgment in any such action, proceeding or counterclaim brought in any such court shall be conclusive and binding upon Raymond James or the Selling Stockholder and may be enforced in any other courts in the jurisdiction of which the Selling Stockholder is or may be subject, by suit upon such judgment.

16. Parties in Interest. The Agreement herein set forth has been and is made solely for the benefit of Raymond James and the Selling Stockholder. No other person, partnership, association or corporation (including a purchaser, as such purchaser, from Raymond James) shall acquire or have any right under or by virtue of this Agreement.

17. Counterparts. This Agreement may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument.

18. Successors and Assigns. This Agreement shall be binding upon Raymond James and the Selling Stockholder and their successors and assigns and any successor or assign of any substantial portion of the Selling Stockholder's and Raymond James's respective businesses and/or assets.

19. Survival. The respective representations, warranties and agreements of the Selling Stockholder and Raymond James contained in this Agreement or made by or on behalf of the

Selling Stockholder or Raymond James pursuant to this Agreement or any certificate delivered pursuant hereto shall survive the delivery of and payment for the Common Units and shall remain in full force and effect, regardless of any termination of this Agreement or any investigation made by or on behalf of the Selling Stockholder or Raymond James.

20. Amendments or Waivers. No amendment or waiver of any provision of this Agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto.

If the foregoing correctly sets forth the understanding among the Selling Stockholder and Raymond James, please so indicate in the space provided below for the purpose, whereupon this letter and your acceptance shall constitute a binding agreement between the Selling Stockholder and Raymond James.

Very truly yours,

ENERGY SPECTRUM PARTNERS VI LP

By: Energy Spectrum Capital VI LP,
its general partner

By: Energy Spectrum VI LLC,
its general partner

By: ______________________
Name: James P. Benson
Title: Managing Director

Accepted and agreed to as of the
date first above written:

RAYMOND JAMES & ASSOCIATES, INC.

By: ______________________
Name:
Title:

If the foregoing correctly sets forth the understanding among the Selling Stockholder and Raymond James, please so indicate in the space provided below for the purpose, whereupon this letter and your acceptance shall constitute a binding agreement between the Selling Stockholder and Raymond James.

Very truly yours,

ENERGY SPECTRUM PARTNERS VI LP

By: Energy Spectrum Capital VI LP,
its general partner

By: Energy Spectrum VI LLC,
its general partner

By:________________________
Name: James P. Benson
Title: Managing Director

Accepted and agreed to as of the
date first above written:

RAYMOND JAMES & ASSOCIATES, INC.

By: [signature]
Name: SCOTT G. WARNOCK
Title: SVP

Signature Page to Distribution Agreement

Exhibit A

[Raymond James Letterhead]

__________, 201_

Energy Spectrum Partners VI LP
[--]
Attention:

VIA FACSIMILE

TRANSACTION NOTICE

Dear ___________:

This Notice sets forth the terms of the agreement of Raymond James & Associates, Inc. ("Raymond James"), with Energy Spectrum Partners VI LP, a Delaware limited partnership (the "Selling Stockholder"), relating the issuance of up to ____ common units representing limited partner interests (the "Common Units") of American Midstream Partners, LP, a Delaware limited partnership (the "Partnership"), pursuant to the Distribution Agreement between the Selling Stockholder and Raymond James, dated July [--], 2016 (the "Agreement"). Unless otherwise defined below, capitalized terms defined in the Agreement shall have the same meanings when used herein.

By countersigning or otherwise indicating in writing the Selling Stockholder's acceptance of this Notice (an "Acceptance"), the Selling Stockholder shall have agreed with Raymond James to engage in the following transaction:

Type of Transaction:	Limit
Number of Common Units to be Sold:	5,353,915
Minimum Price at which Common Units may be Sold:	12.00
Date(s) on which Common Units may be Sold: ("Purchase Date")[1]	Any time.
Discount/Commission:	2%
Manner in which Common Units are to be Sold:	[Specify "at-the-market" or other method]
Floor price:	[Insert if any]

12.00

[1] See Section 3(a) of the Agreement for determination of Purchase Date.

The Transaction set forth in this Notice will not be binding on the Selling Stockholder or Raymond James unless and until the Selling Stockholder delivers its Acceptance; provided, however, that neither the Selling Stockholder nor Raymond James will be bound by the terms of this Notice unless the Selling Stockholder delivers its Acceptance by ____ a.m./p.m. (New York time) on [the date hereof/________, 2016].

The Transaction, if it becomes binding on the parties, shall be subject to all of the representations, warranties, covenants and other terms and conditions of the Agreement, except to the extent amended or modified hereby, all of which are expressly incorporated herein by reference. Each of the representations and warranties set forth in the Agreement shall be deemed to have been made at and as of the date of the Selling Stockholder's Acceptance and on any Purchase Date and any Closing Date.

If the foregoing conforms to your understanding of our agreement, please so indicate by providing your Acceptance in the manner contemplated by the Agreement.

Very truly yours,

RAYMOND JAMES & ASSOCIATES, INC.

By: [signature]
Name: SCOTT G WARNOCK
Title: SVP

ACCEPTED as of the date
first above written

ENERGY SPECTRUM PARTNERS VI LP

By: Energy Spectrum Capital VI LP,
its general partner

By: Energy Spectrum VI LLC,
its general partner

By:______________________
Name: James P. Benson
Title: Managing Director

[Note: The Selling Stockholder's Acceptance may also be evidenced by a separate written acceptance referencing this Notice and delivered in accordance with the Agreement]

The Transaction set forth in this Notice will not be binding on the Selling Stockholder or Raymond James unless and until the Selling Stockholder delivers its Acceptance; provided, however, that neither the Selling Stockholder nor Raymond James will be bound by the terms of this Notice unless the Selling Stockholder delivers its Acceptance by ____ a.m./p.m. (New York time) on [the date hereof/________, 2016].

The Transaction, if it becomes binding on the parties, shall be subject to all of the representations, warranties, covenants and other terms and conditions of the Agreement, except to the extent amended or modified hereby, all of which are expressly incorporated herein by reference. Each of the representations and warranties set forth in the Agreement shall be deemed to have been made at and as of the date of the Selling Stockholder's Acceptance and on any Purchase Date and any Closing Date.

If the foregoing conforms to your understanding of our agreement, please so indicate by providing your Acceptance in the manner contemplated by the Agreement.

Very truly yours,

RAYMOND JAMES & ASSOCIATES, INC.

By:_______________________________
Name:
Title:

ACCEPTED as of the date
first above written

ENERGY SPECTRUM PARTNERS VI LP

By: Energy Spectrum Capital VI LP,
its general partner

By: Energy Spectrum VI LLC,
its general partner

By:_______________________
Name: James P. Benson
Title: Managing Director

[*Note: The Selling Stockholder's Acceptance may also be evidenced by a separate written acceptance referencing this Notice and delivered in accordance with the Agreement*]